Exhibit 10.32

2004 COOPER-STANDARD HOLDINGS INC. STOCK INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”), is made effective as of the      day of         , 20    , (hereinafter called the “Date of Grant”), between Cooper-Standard Holdings Inc., a Delaware corporation (hereinafter called the “Company”), and the individual whose name is set forth on the signature page hereof (hereinafter called the “Participant”):

R E C I T A L S:

WHEREAS, the Company has adopted the 2004 Cooper-Standard Holdings Inc. Stock Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the options provided for herein (the “Options”) to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Definitions. Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

(a) “Cause” shall mean (i) the Participant’s willful failure to perform duties or directives which is not cured following written notice, (ii) the Participant’s commission of a (x) felony or (y) crime involving moral turpitude, (iii) the Participant’s willful malfeasance or misconduct which is demonstrably injurious to the Company or its Affiliate, or (iv) material breach by the Participant of the restrictive covenants, including, without limitation, any non-compete, non-solicitation or confidentiality provisions to which the Participant is bound.

(b) “Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) net income, plus, to the extent included as a deduction in arriving at consolidated net income for such period, (ii) (a) interest expense, net of interest income, (b) provisions for taxes based on income, (c) total depreciation expense, (d) total amortization expense, (e) non-cash compensation to employees related to stock options or other incentive programs, and (f) non-cash restructuring charges (as reviewed and confirmed by the Company’s independent public accountants), all of the foregoing as determined on a consolidated basis for the Company in conformity with United States generally accepted accounting principles.

(c) “Disability” shall mean the Participant becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24)

consecutive month period to perform the Participant’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of the Participant as to which the Participant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the Company. If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Agreement.

(d) “Good Reason” shall mean (i) a substantial diminution in the Participant’s position or duties; adverse change of reporting lines; or assignment of duties materially inconsistent with the Participant’s position; (ii) any reduction in the Participant’s base salary or annual bonus opportunity; (iii) any reduction in the Participant’s long-term cash incentive compensation opportunities, other than reductions generally affecting other senior executives participating in the applicable long-term incentive compensation programs or arrangements; (iv) the failure of the Company or its Affiliate to pay the Participant any compensation or benefits when due under any employment agreement between the Participant and the Company or its Affiliate; (v) relocation of the Participant’s principal place of work in excess of fifty (50) miles from the Participant’s current principal place of work or (vi) any material breach by the Company or its Affiliate, as applicable, of the terms of any employment agreement between the Participant and the Company or its Affiliate; provided that none of the events described in (i) through (vi), above, shall constitute Good Reason unless the Company or its Affiliate, as applicable, fails to cure such event within 10 calendar days after receipt from the Participant of written notice of the event which constitutes Good Reason.

(e) “Options” shall mean the Time Option and Performance Option to purchase Shares granted under this Agreement.

(f) “Performance Option” shall mean an Option with respect to which the commencement of exercisability is governed by Section 3(b) hereof.

(g) “Performance Target” shall mean the achievement of Consolidated EBITDA in the calendar year(s) ending December 31,          of $            .

(h) “Sponsors” shall mean Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P., Cypress Side-By-Side LLC, GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund L.P. and Goldman Sachs Direct Investment Fund 2000, L.P.

(i) “Stockholders Agreement” shall mean the Stockholders Agreement dated as of December 23, 2004 among by and among the Company, Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P., Cypress Side-By-Side LLC, GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P. and Goldman Sachs Direct Investment Fund 2000, L.P. and the persons listed on Annex I thereto.

(j) “Time Option” shall mean an Option with respect to which the commencement of exercisability is governed by Section 3(a) hereof.

2. Grant of the Options. The Company hereby grants to the Participant the right and option to purchase, on the terms and conditions hereinafter set forth and subject to adjustment as set forth in the Plan, (i) a Time Option to purchase any part or all of an aggregate number of Shares set forth on the signature page hereof, and (ii) a Performance Option to purchase any part or all of an aggregate number of Shares set forth on the signature page hereof. The purchase price of the Shares subject to the Option shall be $    .00 per Share (the “Option Price”). The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

3. Vesting.

(a) Time Option.

(i) Subject to Section 4(a) and to the Participant’s continued Employment with the Company or its Affiliate, the Option shall vest and become exercisable with respect to      percent (    %) of the Shares initially covered by the Time Option as of              and with respect to the remaining      percent (    %) of such Shares as of             .

(ii) Notwithstanding the foregoing, in the event of a Change of Control while the Participant remains in Employment with the Company or its Affiliate, the Time Option shall, to the extent outstanding and unvested, immediately become fully vested and exercisable.

(b) Performance Option. Subject to Section 4(a) and to the Participant’s continued Employment by the Company or its Affiliate, the Performance Option shall become vested and exercisable as follows:

(i) As of March 31, 20    , the Performance Option shall become vested and exercisable with respect to      (    %) of the Shares subject to such Performance Option (the Performance “Tranche”) if and only if the Committee determines the Company has achieved at least 85% of the Performance Target established in respect of the calendar year(s) ending                     . If the Company’s Consolidated EBITDA for a calendar year is between 85% and 100% of the applicable Performance Target, 20% to 100% of the Shares subject to the Performance Tranche, determined on a straight-line basis for performance between 85% and 100% of such Performance Target, shall vest and become exercisable. Achievement of the Performance Target will be determined with reference to the Company’s consolidated financial statements in conformity with United States generally accepted accounting principles; provided that the Committee shall have discretion to exclude the impact of one-time or non-recurring gains or losses and the Committee may adjust the Performance Target in its reasonable discretion to reflect the impact of any corporate acquisitions and divestitures. If the Company does not achieve at least 85% of the applicable Performance Target, determined as described above, no portion of the Performance Option shall become vested or exercisable in respect of such year. The Committee intends to provide the Participant with an annual written notice of the extent to which the Performance Option vested in the immediately prior year.

(ii) Notwithstanding Section 3(b)(i), the Performance Option shall become vested and exercisable as to 100% of the outstanding and unvested Shares subject to such Performance Option on the date that is eight (8) years following the Date of Grant, whether or not the Performance Target has been achieved; provided, however, that the 8th anniversary vesting date will no longer be of any effect if the elimination of such vesting date will not cause the Performance Option to be subject to variable accounting treatment as determined by the Committee.

(c) At any time, the portion of an Option that has become vested and exercisable as described above (or pursuant to Section 3(d) below) is hereinafter referred to as the “Vested Portion”.

(d) If the Participant’s Employment with the Company and its Affiliates is terminated for any reason, the Options shall, to the extent not then vested, be canceled by the Company without consideration and the Vested Portion of the Options shall remain exercisable for the period set forth in Section 4(a); provided that in the event of the termination of the Participant’s Employment by the Company or its Affiliate without Cause or by the Participant for Good Reason, or in the event of a termination of the Participant’s Employment due to death or Disability, the Participant shall be deemed vested in any Shares subject to the Time Option that would otherwise have vested in the calendar year in which such termination of Employment occurs.

4. Exercise of Option.

(a) Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

(i) the tenth anniversary of the Date of Grant;

(ii) the first anniversary of the date of the Participant’s termination of Employment due to death, Disability, retirement at normal retirement age under the Company’s or its Affiliate’s qualified retirement plan or the Company’s sale of the business or division (that does not constitute a Change of Control) in which the Participant was principally employed;

(iii) 90 days following the date of the Participant’s termination of Employment by the Company and its Affiliates without Cause or other than due to the Participant’s death, Disability, retirement at normal retirement age under the Company’s or its Affiliate’s qualified retirement plan or the Company’s sale of the business or division (that does not constitute a Change of Control) in which the Participant was principally employed; and

(iv) the date of the Participant’s termination of Employment by the Company and its Affiliates for Cause.

(b) Method of Exercise.

(i) Subject to Section 4(a), the Vested Portion of an Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, an Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Option Price. The payment of the Option Price may be made at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares or (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of an Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate option price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Options may not be exercised prior to the completion of any registration or qualification of the Options or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.

(iii) Upon the Company’s determination that an Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves; provided that the Company shall correct any such errors caused by it.

(iv) Subject to Section 7, in the event of the Participant’s death, the Vested Portion of the Options shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 4(a). Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(v) As a condition to exercising an Option, the Participant shall become a party to the Stockholders Agreement, and the Shares acquired upon exercise of the Options shall be subject thereto.

5. No Right to Continued Employment. The granting of the Options evidenced hereby and this Agreement shall impose no obligation on the Company or any of its Affiliates to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of such Participant.

6. Legend on Certificates. The certificates representing the Shares purchased by exercise of the Options shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions, including reference to the fact that all Shares acquired hereunder shall be subject to the terms of the Stockholders Agreement.

7. Transferability. The Options may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of an Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Participant’s lifetime, the Options are exercisable only by the Participant.

8. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company and its Affiliates shall have the right and are hereby authorized to withhold, any applicable withholding taxes in respect of the Options, their exercise or any payment or transfer under or with respect to the Options and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

9. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Options, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS.

12. Option Subject to Plan and Stockholders Agreement. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and the Stockholders Agreement. The Option is subject to the Plan and the Stockholders Agreement. The terms and provisions of the Plan and the Stockholders Agreement as they may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the Stockholders Agreement, the applicable terms and provisions of the Plan or the Stockholders Agreement, as applicable, will govern and prevail. In the event of a conflict between any term or provision of the Plan and any term or provision of the Stockholders Agreement, the applicable terms and provisions of the Stockholders Agreement will govern and prevail.

13. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

COOPER-STANDARD HOLDINGS INC.

By:

Agreed and acknowledged as of the date first above written:

Participant:

Time Option:              Shares

Performance Option:              Shares

Appendix A

2004 COOPER-STANDARD HOLDINGS INC. STOCK INCENTIVE PLAN

[Form of] Exercise Notice

Cooper-Standard Holdings Inc.

c/o Cooper-Standard Automotive Inc.

39550 Orchard Hill Place Drive

Novi, MI 48375

Attention: Secretary

1. Exercise of Option. Effective as of today,             , 20    , the undersigned (the “Participant”) hereby elects to exercise the Participant’s vested (i) Time Option to purchase                      Shares (a number of whole shares) and/or (ii) Performance Option to purchase                      Shares (a number of whole shares) pursuant to the Nonqualified Stock Option Agreement, entered into by and between the Participant and Cooper-Standard Holdings Inc. dated                      (the “Agreement”), and the 2004 Cooper-Standard Holdings Inc. Stock Incentive Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan and the Agreement.

2. Delivery of Purchase Price. The purchase price shall be paid in accordance with Section 4(b)(i) of the Agreement using the following method:                     . Subject to the foregoing sentence and Section 4(b)(i) of the Agreement, to the extent applicable, the Participant herewith delivers to the Company $            , which represents the aggregate Option Price of the Shares to be purchased pursuant to this Exercise Notice (which aggregate Option Price is equal to the product of (a) the number of Shares to be purchased pursuant to this Exercise Notice, multiplied by (b) the per Share Option Price of $120.00, as set forth in the Agreement).

3. Representations of the Participant. The Participant acknowledges that the Participant has received and read a copy of the Plan and the Agreement and agrees to abide by and be bound by their terms and conditions, including, without limitation, the execution of any collateral agreements. As a condition to this exercise of an Option, the Participant shall become a party to the Stockholders Agreement, and the Shares acquired upon exercise of the Option shall be subject thereto.

4. Successors and Assigns. This Exercise Notice shall be binding on all successors and assigns of the Company and the Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

5. Entire Agreement. The Plan and Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Agreement constitute the entire agreement of the parties with respect to the subject matter hereof.

Submitted by:
PARTICIPANT:

By:

Print Name:

Address:

AMENDMENT TO NONQUALIFIED STOCK OPTION AGREEMENT

This Amendment to Nonqualified Stock Option Agreement (the “Amendment”), is entered into as of this      day of             , 20    , by and between Cooper-Standard Holdings Inc., a Delaware corporation (the “Corporation”), and the individual whose name is set forth on the signature page hereof (the “Participant”).

WHEREAS, pursuant to the Nonqualified Stock Option Agreement, dated as of                      (the “Option Agreement”), the Corporation has granted the Participant, in addition to other options that vest on the basis of time, certain options (the “Performance Options”) to purchase shares of common stock of the Corporation (the “Shares”) pursuant to the 2004 Cooper-Standard Holding, Inc. Stock Incentive Plan (the “Plan”) that vest on the basis of certain conditions relating to the financial performance of the Corporation. Capitalized terms not otherwise defined herein shall have the same meanings as in the Option Agreement;

WHEREAS, the Corporation and the Participant intend hereby to provide that the Performance Options shall vest upon the Sponsors achieving an applicable Internal Rate of Return in connection with one or more Liquidity Events;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valid consideration, and intending to be legally bound hereby, the Corporation and the Participant agree as follows:

1. Section 1 of the Option Agreement is amended by adding new subsection (e) and (f) as set forth below and re-lettering the remaining sections accordingly.

(e) “Internal Rate of Return” shall mean the compounded annual rate of return on the total amounts invested (including in debt and in equity) by the Sponsors in the Corporation, taking into account the time or times at which such amounts have been invested and at which realizations and distributions have been received. For purposes of calculating the Internal Rate of Return on the date of a Liquidity Event, the following and only the following shall be included (in each case, however, net of expenses incurred by the Sponsors (other than income and gains taxes) incurred or reasonably expected to be incurred in connection with realization of such amounts: (i) the amount of cash received (or previously received by the Sponsors) as a result of a sale of securities by the Sponsors, (ii) cash received (or previously received) by the Sponsors in connection with the redemption of securities of the Corporation and (iii) cash dividends or interest paid (or previously paid) by the Corporation to the Sponsors (including in connection with a recapitalization). For the avoidance of doubt, if the Sponsors beneficially own any securities of the Corporation immediately following a Liquidity Event, such securities will be deemed to have no value for purposes of determining the Internal Rate of Return on the total amount invested by the Sponsors.

(f) “Liquidity Event” shall mean (i) any sale of securities by a Sponsor, (ii) any redemption of securities of the Corporation held by a Sponsor, (iii) any cash dividend distributed by the Corporation to a Sponsor and (iv) any interest paid by the Corporation in cash to any Sponsor.

2. Section 3(b) of the Option Agreement is amended by adding at the end thereof a new subsection (iv) to read as follows:

(iv) Notwithstanding any other provisions of Section 3(b), if the Participant is employed by the Corporation on the date of consummation of a Liquidity Event immediately following such Liquidity Event each of the Sponsors (or if at the time of a Liquidity Event, one or more of the Sponsors ceases to own any Shares, the remaining Sponsor(s)) have realized an Internal Rate of Return of at least 20%, all Shares originally subject to the Performance Option (including those previously eligible for vesting under Section 3(b) of the Option Agreement which did not vest) shall vest and become exercisable upon the occurrence of such Liquidity Events.

3. Except as modified by the Amendment, the Option Agreement shall remain in full force and effect in accordance with its terms. This Amendment and the Option Agreement constitute the entire agreement and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

COOPER-STANDARD HOLDINGS INC.

By:

Agreed and acknowledged as of the date first above written:

Participant: